Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

Chase Corporation Announces Fiscal Fourth Quarter 2022 Results

Revenue Increased by 12.7% to $88 Million in Q4 FY22 compared to Q4 FY21

Gross Margin improved from first half of fiscal 2022 ending the year at 37.8%

Declares Dividend of $1.00 Per Share

Westwood, MA – November 10, 2022 – Chase Corporation (NYSE American: CCF), a global specialty chemicals company that is a leading manufacturer of protective materials for high-reliability applications across diverse market sectors, announced financial results for the fourth fiscal quarter ended August 31, 2022. The Company also announced a cash dividend of $1.00 per share to shareholders of record on November 30, 2022, payable on December 9, 2022.

Fiscal Fourth Quarter Financial and Recent Operational Highlights

●	Total Revenue grew 12.7% to $88 million, as implemented sales price increases gained against inflationary cost pressures, compared to Q4 FY21
●	Gross Margin of 38.6%, compared to 38.8% in Q4 FY21 — Inventory investments, cost controls and sales price adjustments were utilized to counteract margin compression, with realization of benefits achieved in the current quarter, which had been lagging in the first half of the fiscal year
●	Net Income was $10.3 million, or $1.08 per diluted share, compared to $10.6 million, or $1.12 per diluted share, for Q4 FY21
●	EBITDA was $17.5 million, compared to $18.4 million in Q4 FY21 and Adjusted EBITDA was $22.2 million, compared to $20 million in Q4 FY21
●	Free Cash Flow was $13.7 million, compared to Free Cash Flow of $17.5 million in Q4 FY21 — reduction primarily due to continued strategic inventory build (an increase of $4.9 million in Q4 FY22) to meet customer demand and address increased backlog
●	Effective Income Tax Rate of 25.4%, compared to 24.2% in Q4 FY21

Adam P. Chase, President and Chief Executive Officer of Chase Corporation, said, “Our performance during this fiscal year was rooted in our commitment to driving long-term growth and optimization, and meeting our customers’ sustained demand, while also maintaining our financial discipline within the broader macroeconomic environment, particularly related to supply chain disruptions and raw material costs. Our team worked tirelessly to complete our previously announced consolidation initiatives to streamline businesses, minimize our corporate footprint, and reduce fixed costs. Additionally, the integration of our NuCera Solutions acquisition is going well, and the business is performing as expected. As we begin fiscal year 2023, these combined efforts put us in a position of strength to capture additional market share and to leverage our scale to improve our margins.”

Mr. Chase continued, “Our Adhesives, Sealants and Additives and Industrial Tapes segments drove a year-over-year increase in revenue during the fourth quarter. Our results were driven by our strategic pricing actions to mitigate raw material cost headwinds, contributions from our accretive acquisition of Emerging Technologies (“ETi”) within the Adhesives, Sealants and Additives business, and heightened price and volume-driven growth within our Industrial Tapes segment. Corrosion Protection and Waterproofing revenue moderately decreased year-over-year during the fourth quarter as a result of softening demand in the Middle East and Asian markets impacting the coating and lining systems and pipeline coatings product lines.”

Mr. Chase added, “Despite challenging operating conditions, increased input costs, and a less favorable sales mix over the year, we improved our gross margin from the first half of fiscal 2022 of 36.8%, to end the year at 37.8%. Our progressive margin growth attests to our diligence in operating with financial discipline and mitigating global macro-headwinds. We continue to work with our customers as a trusted business partner in an effort to proactively address global raw material inflationary pressures, supply chain constraints, and the competitive labor market. In addition to diligently monitoring raw material and commodity pricing markets, strategic price increases will continue to serve as a primary mitigation effort against rising input costs. As we move into fiscal 2023, we remain dedicated to strengthening our margins, meeting consumer demand and driving value for our shareholders through further progressing our strategic growth initiatives. I would like to thank our dedicated team for their work throughout the past year, as their consistent efforts have been vital in ensuring Chase’s continued success.”

Michael J. Bourque, Chase Corporation’s Treasurer and Chief Financial Officer stated, “We are pleased with and encouraged by the sustained demand of our dedicated customers throughout this year’s challenging macro-environment. Our balance sheet remains strong with a $315.5 million cash balance, including funding of $180 million in revolver debt used for our previously announced NuCera Solutions acquisition. Chase remains well positioned to pay back its debt through both accretive inorganic and sustained organic growth. Further, continuing our commitment to a balanced approach of capital allocation to shareholders, the announced dividend is $1.00 per share which is in-line with the prior year, will be paid in December 2022.”

Segment Results

Adhesives, Sealants and Additives

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2022	2021	2022	2021
Revenue	$36,170	$31,357	$135,770	$126,864
Cost of products and services sold	20,791	19,344	80,619	71,805
Gross Margin	$15,379	$12,013	$55,151	$55,059
Gross Margin %	43%	38%	41%	43%

Revenue in the Adhesives, Sealants and Additives segment increased $4.8 million, or 15% in the fourth quarter ended August 31, 2022. The revenue increase for the quarter was primarily due to sales price increases to counteract margin compression for our North American-focused functional additives product line, which includes year-to-date inorganic growth attributable to the ETi superabsorbent polymers business and revenue increase for the quarter for our electronic and industrial coatings product line.

Industrial Tapes

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2022	2021	2022	2021
Revenue	$39,534	$33,788	$143,954	$120,873
Cost of products and services sold	26,287	21,160	96,132	77,013
Gross Margin	$13,247	$12,628	$47,822	$43,860
Gross Margin %	34%	37%	33%	36%

The Industrial Tapes segment’s revenue increased $5.7 million, or 17% in the fourth quarter ended August 31, 2022. The segment’s wire and cable, specialty products, and pulling and detection product lines were up due to sales price and volume-driven sales increases in the fourth fiscal quarter. Revenue growth in the quarter was slightly tapered by a quarter-to-quarter reduction in sales volume from the electronic materials product line due decreased demand in the Asian-end market.

Corrosion Protection and Waterproofing

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2022	2021	2022	2021
Revenue	$12,374	$12,975	$45,936	$45,599
Cost of products and services sold	7,000	7,324	25,957	25,842
Gross Margin	$5,374	$5,651	$19,979	$19,757
Gross Margin %	43%	44%	43%	43%

Revenue from the Corrosion Protection and Waterproofing segment decreased by $.6 million, or 5% in the fourth quarter ended August 31, 2022. The segment’s decrease in fourth quarter revenue was primarily due to sales price increases to counteract margin compression within the building envelope and bridge and highway product lines offset by decreased demand in both our pipeline coatings and our coatings and lining systems product lines. The decrease in revenue was primarily due to COVID-19 overhang delays in products sold into Middle East and Asian markets outpacing North American sales gains in oil and gas pipeline repair and construction markets.

About Chase Corporation

Chase Corporation, a global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world. More information can be found on our website https://chasecorp.com/

Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this press release. Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are non-GAAP financial measures. The Company believes that Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance. The Company believes Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. However, Chase’s calculation of Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow may not be comparable to similarly-titled measures published by others. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. This press release provides reconciliations from the most directly comparable financial measure presented in accordance with U.S. GAAP to each non-GAAP financial measure.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases including, but not limited to, “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.”  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  To comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes; the highly competitive environment in which the Company operates; as well as expected impact of the coronavirus disease (COVID-19)  pandemic on the Company's businesses. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company does not assume any obligation to update or revise any forward-looking statement made in this release or that may from time to time be made by or on behalf of the Company. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of the Company’s Annual Report on Form 10-K for the year ended August 31, 2022.

Investor & Media Contact:

Michael Cummings or Jackie Marcus

Alpha IR Group

Phone: (617) 982-0475

E-mail: CCF@alpha-ir.com

or

Shareholder & Investor Relations Department

Phone: (781) 332-0700

E-mail: investorrelations@chasecorp.com

Website: www.chasecorp.com

The following table summarizes the Company’s unaudited financial results for the three months and year ended August 31, 2022 and 2021.

	For the Three Months Ended August 31,		For the Year Ended August 31,
All figures in thousands, except per share figures	2022	2021	2022	2021
Revenue	$88,078	$78,120	$325,660	$293,336
Costs and Expenses
Cost of products and services sold	54,078	47,828	202,708	174,660
Selling, general and administrative expenses	14,131	13,540	54,438	52,100
Research and product development costs	1,141	1,022	4,415	4,056
Operations optimization costs	135	857	842	977
Acquisition-related costs	4,000	—	4,000	128
Write-down on certain assets under construction	—	100	—	100
Loss on contingent consideration	631	669	432	1,664
Operating income	13,962	14,104	58,825	59,651
Interest expense	(163)	(93)	(425)	(297)
Other income (expense)	(33)	(2)	198	(760)
Income before income taxes	13,766	14,009	58,598	58,594
Income taxes	3,493	3,386	13,927	13,674
Net income	$10,273	$10,623	$44,671	$44,920
Net income per diluted share	$1.08	$1.12	$4.70	$4.73
Weighted average diluted shares outstanding	9,431	9,433	9,434	9,428
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income	$10,273	$10,623	$44,671	$44,920
Interest expense	163	93	425	297
Income taxes	3,493	3,386	13,927	13,674
Depreciation expense	893	1,021	3,547	3,946
Amortization expense	2,659	3,292	11,751	12,858
EBITDA	$17,481	$18,415	$74,321	$75,695
(Gain) loss on contingent consideration	631	669	432	1,664
Operations optimization costs	135	857	842	977
Acquisition-related costs	4,000	—	4,000	128
Write-down of certain assets under construction	—	100	—	100
Adjusted EBITDA	$22,247	$20,041	$79,595	$78,564

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2022	2021	2022	2021
Reconciliation of net income to adjusted net income
Net income	$10,273	$10,623	$44,671	$44,920
Excess tax loss (gain) related to ASU No. 2016-09	10	47	20	(114)
(Gain) loss on contingent consideration	631	669	432	1,664
Operations optimization costs	135	857	842	977
Acquisition-related costs	4,000	—	4,000	128
Write-down of certain assets under construction	—	100	—	100
Income taxes *	(1,001)	(341)	(1,108)	(602)
Adjusted net income	$14,048	$11,955	$48,857	$47,073
Adjusted net income per diluted share (Adjusted diluted EPS)	$1.48	$1.26	$5.14	$4.96

* For the three and year ended August 31, 2022 and 2021, represents the aggregate tax effect assuming a 21% tax rate for the items impacting pre-tax income, which is our effective U.S. statutory Federal tax rate for fiscal 2022 and 2021.

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2022	2021	2022	2021
Reconciliation of cash provided by operating activities to free cash flow
Net cash provided by operating activities	$14,573	$18,217	$34,859	$61,217
Purchases of property, plant and equipment	(835)	(692)	(3,938)	(2,441)
Free cash flow	$13,738	$17,525	$30,921	$58,776